Exhibit 8.1

Subsidiaries of the Registrant

Legal Name of Subsidiary	Location Jurisdiction of Organization
Mytheresa Group GmbH	Munich, Germany
Mytheresa SE	Munich, Germany
Theresa Warenvertrieb GmbH	Munich, Germany
mytheresa.com GmbH	Munich, Germany
mytheresa.com Service GmbH	Munich, Germany
mytheresa Business Information Consulting Co. Ltd.	Shanghai, China
Mytheresa US Services Inc.	Delaware, United States
Mytheresa International Services GmbH (1)	Schkeuditz, Germany
Mytheresa APAC Services Limited (2)	Hong Kong, China
Mytheresa UK Services Ltd. (3)	London, United Kingdom
Mytheresa Spain Services S.L.U. (4)	Barcelona, Spain
YOOX NET-A-PORTER GROUP S.p.A.	Milan, Italy
YOOX K. K.	Tokyo, Japan
Mishang Trading (Shanghai) Co. Ltd.	Shanghai, China
YOOX Asia Ltd.	Hong Kong, China
Largenta Ltd.	London, United Kingdom
The Net-a-Porter Group Ltd.	London, United Kingdom
YNAP Corporation	New York, United States
Mister Porter Ltd.	London, United Kingdom
Mr Porter Ltd.	London, United Kingdom
theOutnet Ltd.	London, United Kingdom
Mr Porter Apothecary Ltd.	London, United Kingdom
Da Vinci Holdings Ltd.	London, United Kingdom
Feng Mao Trading (Shanghai) Co. Ltd.	Shanghai, China
The Net-a-Porter Asia Pacific Ltd.	Hong Kong, China
New King Group Ltd.	British Virgin Islands
Shouke Ltd.	Hong Kong, China
YNAP Middle East Holding Ltd.	London, United Kingdom
E-LUX Middle East Holding Ltd.	Dubai, United Arab Emirates
YNAP Middle East General Trading LLC	Dubai, United Arab Emirates